Shareholder Meeting Results (Unaudited)

February 27, 2014 special meeting

At the meeting, each of the nominees for Trustees was elected, with all funds of the Trust voting together as a single class, as follows:

			Votes for	Votes withheld
Liaquat Ahamed	 	545,333,593 	24,865,496
Ravi Akhoury	 	545,906,178 	24,292,911
Barbara M. Baumann	549,255,821 	20,943,268
Jameson A. Baxter	548,878,213 	21,320,877
Charles B. Curtis	548,266,326 	21,932,764
Robert J. Darretta	548,954,413 	21,244,676
Katinka Domotorffy	547,720,210 	22,478,879
John A. Hill	 	548,926,132 	21,272,957
Paul L. Joskow		548,318,739 	21,880,351
Kenneth R. Leibler	549,128,017 	21,071,073
Robert E. Patterson	548,989,554 	21,209,535
George Putnam, III	548,805,405 	21,393,685
Robert L. Reynolds	549,170,754 	21,028,335
W. Thomas Stephens 	548,523,544 	21,675,546

A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:

Votes for	Votes against	Abstentions	Broker non-votes
7,387,916 	279,016 	452,990 	0

A proposal to adopt an Amended and Restated Declaration of Trust was approved, with all funds of the Trust voting together as a single class, as follows:

Votes for	Votes against	Abstentions	Broker non-votes
507,595,281 	19,452,349 	43,151,459 	0